Exhibit 99.1

Q4’20 Summary Results March 2021

Disclaimer

Additional Information and Where to Find It
This communication relates to a proposed transaction between Social Finance Inc. ("SoFi") and Social Capital Hedosophia Holdings Corp. V ("Social Capital"). This communication does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the transaction, Social Capital filed a registration statement on Form S-4, as subsequently amended, with the Securities and Exchange Commission ("SEC") on January 11, 2021, which includes a document that serves as a prospectus and proxy statement of Social Capital, referred to as a proxy statement/prospectus. The proxy statement/prospectus will be sent to all Social Capital shareholders. Social Capital also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Social Capital are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents that have been and will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders may obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents that have been and will be filed with the SEC by Social Capital through the website maintained by the SEC at www.sec.gov. The documents filed by Social Capital with the SEC also may be obtained free of charge at Social Capital's website at: http://www.socialcapitalhedosophiaholdings.com/docse.html or upon written request to Social Capital Hedosophia Holdings Corp. V, 317 University Ave, Suite 200, Palo Alto, California 94301.

Use of Projections The financial projections, estimates, and targets in this presentation are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Social Capital's and SoFi's control. While all financial projections, estimates and targets are necessarily speculative, Social Capital and SoFi believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this presentation should not be regarded as an indication that Social Capital and SoFi, or their representatives, considered or consider the financial projections, estimates and targets to be a reliable predictions of future events.

Use of Non-GAAP Financial Metrics
This presentation includes certain non-GAAP financial measures (including on a forward-looking basis) such as Adjusted Net Revenue, Adjusted EBITDA and Adjusted EBITDA Margin. These non-GAAP measures are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. Reconciliations of non-GAAP measures to their most directly comparable GAAP counterparts are included in the Appendix to this presentation. SoFi believes that these non-GAAP measures of financial results (including on a forward-looking basis) provide useful supplemental information to investors about SoFi. SoFi's management uses forward-looking non-GAAP measures to evaluate SoFi's projected financials and operating performance. However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in SoFi's financial measures.. In addition, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Participation in Solicitation
Social Capital and SoFi and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Social Capital's shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of Social Capital's directors and officers in Social Capital's filings with the SEC, including Social Capital's registration statement on Form S-1, which was originally filed with the SEC on September 18, 2020. To the extent that holdings of Social Capital's securities have changed from the amounts reported in Social Capital's registration statement on Form S-1, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Social Capital's shareholders in connection with the proposed business combination is set forth in the proxy statement/prospectus on Form S-4, as subsequently amended, for the proposed business combination, which has been filed by Social Capital with the SEC.

Investors and security holders of Social Capital and SoFi are urged to read the proxy statement/prospectus and other relevant documents that have been and will be filed with the SEC carefully and in their entirely when they become available because they will contain important information about the proposed business combination.
Investors and security holders will be able to obtain free copies of the proxy statement and other documents containing important information about Social Capital and SoFi through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Social Capital can be obtained free of charge by directing a written request to Social Capital Hedosophia Holdings Corp. V, 317 University Ave, Suite 200, Palo Alto, California 94301.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636. 2

3 © 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealt h L LC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636. 37% 59% 74% 54% 50% 90% YoY Growth Members Unique Members in thousands 6 Consecutive Quarters of Accelerating YoY Growth (1) Note: See “Footnotes” section for detailed footnotes and definitions

4 © 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealt h L LC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636. Financial Services Products (000s) Total Products (000s) Products (2) (2) Note: See “Footnotes” section for detailed footnotes and definitions

2020 Non-GAAP Results vs. Investor Guidance

2020 Adj net revenue of $621M was in line with plan & included the negative impact to Q4'20 revenue of $19M due to corporate interest expense (primarily related to the Galileo seller note which was paid back in February 2021) & a $4M write-down related to Apex Clearing exercising its option to call our equity investment

Segment contribution profit was $164M vs. our forecast of $138M, representing a $26M beat. Adjusted EBITDA was -$45M vs. our forecast of -$66M, representing a $21M beat

$ in thousands	2020 Actual	2020 Forecast (December 2020 Investor Deck)	Variance
Adjusted Net Revenue (3)	$621,207	$621,000	$207
Segment Contribution (4)	$163,522	$138,000	$25,522
Contribution Margin	*26%*	*22%*	*4%*
Adjusted EBITDA (5)	$(44,576)	$(66,000)	$21,424
Adjusted EBITDA Margin	*-7%*	*-11%*	*3%*

Note: See "Footnotes" section for detailed footnotes and definitions. The sum of individual metrics may not always equal total amounts indicated due to rounding.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.

5

Adjusted Net Revenue

$621M of FY 2020 & $182M of Q4'20 Adj. Net Revenue which includes the Q4'20 negative impact of $23M related to interest on corp debt & Apex Clearing exercising its option to call our equity investment

Annual Adjusted Net Revenue ($000s) (3)

FY 2020 adjusted net revenue includes the negative impact of (1) $28M of interest expense on corporate borrowings primarily related to the Galileo seller note and (2) a $4M loss related to Apex Clearing exercising its option to call our equity investment



38% YoY
$240,721
$451,329
$621,207
2018
2019
2020

Quarterly Adjusted Net Revenue ($000s) (3)

Q4'20 adjusted net revenue includes the negative impact of (1) $19M of interest expense on corporate borrowings primarily related to the Galileo seller note and (2) a $4M loss related to Apex Clearing exercising its option to call our equity investment

The $250M seller note was repaid in February 2021 (along with all accrued interest)



194% YoY
$61,955
$86,179
$136,250
$216,759
$182,019
Q4'19
Q1'20
Q2'20
Q3'20
Q4'20

Note: See "Footnotes" section for detailed footnotes and definitions. The sum of individual metrics may not always equal total amounts indicated due to rounding.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.

6

Adjusted EBITDA

2nd consecutive quarter of positive EBITDA and $100M improvement YoY

Annual Adjusted EBITDA ($000s) (5)



$(226,931)
$(149,222)
$(44,576)
+$105M YoY
2018
2019
2020

Quarterly Adjusted EBITDA ($000s) (5)



$(101,004)
$(66,152)
$(23,750)
$33,509
$11,817
+$113M YoY
Q4'19
Q1'20
Q2'20
Q3'20
Q4'20

Note: See "Footnotes" section for detailed footnotes and definitions. The sum of individual metrics may not always equal total amounts indicated due to rounding.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.

7

Reiterating 2021 Non-GAAP Guidance

Despite not having $12M of previously anticipated FY 2021 revenue from Apex ($3M per quarter) as well as the additional negative impact of $5M from corporate interest expense primarily related to the Galileo seller note in Q1'21, we reiterate our 2021 guidance

$ in thousands	2018 Actual	2019 Actual	2020 Actual	2021 Guidance
Adjusted Net Revenue (3)	$240,721	$451,329	$621,207	$980,000
Annual Growth		*87%*	*38%*	*58%*
Contribution Profit (4)	$(128,404)	$(25,545)	$163,522	$266,000
Contribution Margin	*-53%*	*-6%*	*26%*	*27%*
Adjusted EBITDA (5)	$(226,931)	$(149,222)	$(44,576)	$27,000
Adjusted EBITDA Margin	*-94%*	*-33%*	*-7%*	*3%*

Note: See "Footnotes" section for detailed footnotes and definitions. The sum of individual metrics may not always equal total amounts indicated due to rounding.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.
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Q1 2021 Non-GAAP Guidance

Expect to grow 120-126% YoY and deliver $190-195M of Adjusted Net Revenue and $(5) - 1M of Adjusted EBITDA. Adjusted net revenue guidance includes the negative impact of $5M from corporate interest expense primarily related to the Galileo seller note and $0 in revenue from Apex vs. original expectations of $3M from Apex

$ in thousands	Q1'21 Low	Q1'21 High
Adjusted Net Revenue (3)	$190,000	$195,000
YoY Growth	120%	126%
Adjusted EBITDA (5)	$(5,000)	$1,000
Adjusted EBITDA Margin	*-3%*	*1%*

Note: See "Footnotes" section for detailed footnotes and definitions.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.
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10 Financial Supplement

Company Metrics

	FY 2019				FY 2020				Year End		
	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20	2018	2019	2020
Company Metrics (in thousands)											
Members (1)	704	759	864	976	1,086	1,204	1,501	1,851	653	976	1,851
QoQ %		*7.9%*	*13.7%*	*13.1%*	*11.3%*	*10.9%*	*24.6%*	*23.3%*	*n/a*	*n/a*	*n/a*
YoY %					*54.3%*	*58.6%*	*73.8%*	*89.5%*	*26.2%*	*49.6%*	*89.5%*
Products (2)	782	869	1,020	1,185	1,442	1,645	2,053	2,524	691	1,185	2,524
QoQ %		*11.2%*	*17.4%*	*16.2%*	*21.7%*	*14.0%*	*24.8%*	*22.9%*	*n/a*	*n/a*	*n/a*
YoY %					*84.5%*	*89.2%*	*101.2%*	*112.9%*	*46.5%*	*71.5%*	*112.9%*
Lending Products (2)	675	710	752	798	842	862	893	918	640	798	918
QoQ %		*5.2%*	*5.9%*	*6.1%*	*5.5%*	*2.4%*	*3.6%*	*2.8%*	*n/a*	*n/a*	*n/a*
YoY %					*24.7%*	*21.4%*	*18.7%*	*15.0%*	*41.2%*	*24.6%*	*15.0%*
Financial Services Products (2)	107	159	268	387	601	783	1,160	1,606	51	387	1,606
QoQ %		*49.3%*	*68.2%*	*44.4%*	*55.1%*	*30.3%*	*48.1%*	*38.5%*	*n/a*	*n/a*	*n/a*
YoY %					*462.6%*	*391.0%*	*332.3%*	*314.6%*	*175.5%*	*660.9%*	*314.6%*

Note: See "Footnotes" section for detailed footnotes and definitions. The sum of individual metrics may not always equal total amounts indicated due to rounding.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.
11

Non-GAAP Financial Measures

	FY 2019				FY 2020				Fiscal Year		
	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	Q2'20	Q3'20	Q4'20	2018	2019	2020
Net Revenue (GAAP)	$90,501	$158,524	$129,392	$64,242	$78,302	$114,952	$200,787	$171,491	$269,399	$442,659	$565,532
Servicing rights - changes in FMV (6)	(326)	(2,751)	(2,268)	(3,142)	(7,059)	18,720	4,671	1,127	(1,197)	(8,487)	17,459
Residual interests classified as debt - changes in FMV (7)	4,621	1,081	10,600	855	14,936	2,578	11,301	9,401	(27,481)	17,157	38,216
Adjusted net revenue (Non-GAAP)	**$94,796**	**$156,854**	**$137,724**	**$61,955**	**$86,179**	**$136,250**	**$216,759**	**$182,019**	**$240,721**	**$451,329**	**$621,207**
Lending (Non-GAAP)	93,996	154,971	135,402	58,602	81,755	117,182	178,084	159,520	238,070	442,971	536,541
Technology Platform (GAAP)	115	149	206	325	997	19,019	38,818	36,796	117	795	95,630
Financial Services (GAAP)	476	773	1,033	1,650	2,154	2,428	3,237	4,051	874	3,932	11,870
Corporate (GAAP)	209	961	1,083	1,378	1,273	(2,379)	(3,380)	(18,348)	1,660	3,631	(22,834)
Adjusted net revenue (Non-GAAP)	**$94,796**	**$156,854**	**$137,724**	**$61,955**	**$86,179**	**$136,250**	**$216,759**	**$182,019**	**$240,721**	**$451,329**	**$621,207**
Interest on corporate borrowings - add back	1,103	1,354	1,350	1,155	1,088	3,415	4,346	19,125	233	4,962	27,974
Non-interest expenses	(123,072)	(151,597)	(166,730)	(164,114)	(153,419)	(163,415)	(187,596)	(189,327)	(467,885)	(605,513)	(693,757)
Adjusted EBITDA (8)	**$(27,173)**	**$6,611**	**$(27,656)**	**$(101,004)**	**$(66,152)**	**$(23,750)**	**$33,509**	**$11,817**	**$(226,931)**	**$(149,222)**	**$(44,576)**

$182M of Q4'20 Adjusted Net Revenue which includes the negative impact of $23M related to interest on corp debt & Apex Clearing exercising its option to call our equity investment

Note: See "Footnotes" section for detailed footnotes and definitions. The sum of individual metrics may not always equal total amounts indicated due to rounding.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.
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13 © 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealt h L LC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636. Segment Financials (3) (4) (4) (4) (9) (9) (9) (2) (2) Note: See “Footnotes” section for detailed footnotes and definitions. The sum of individual metrics may not always equal tota l a mounts indicated due to rounding.

14 © 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealt h L LC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636. Select Balance Sheet Information (10) (10) (11) (12) (10) (10) (10) (13) (14) Note: See “Footnotes” section for detailed footnotes and definitions. The sum of individual metrics may not always equal tota l a mounts indicated due to rounding.

15 Non - GAAP Financial Measure Reconciliations

16 © 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealt h L LC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636. Non - GAAP Reconciliations (6) (7) (8) (15) (16) (6) (7) (12) (18) (17) Note: See “Footnotes” section for detailed footnotes and definitions. The sum of individual metrics may not always equal tota l a mounts indicated due to rounding.

17 Footnotes

Footnotes

(1) We define a member as someone who has a lending relationship with us through origination or servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Once someone becomes a member, they are always considered a member unless they violate our terms of service. This means that our members have continuous access to our CFPs, our career advice services, our member events, all of our content, educational material, news, tools and calculators at no cost to the member.

(2) Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. In our Lending segment, total products refers to the number of home loans, personal loans and student loans that have been originated through our platform through the reporting date, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. In our Financial Services segment, total products refers to the number of SoFi Money accounts, SoFi Invest accounts, SoFi Credit Card accounts, SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Our SoFi Invest service is comprised of three products: active investing accounts, robo-advisory accounts and cryptocurrency accounts.

(3) Adjusted net revenue is a non-GAAP measure. Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment.

(4) The measure of contribution profit is the primary measure of segment profit and loss reviewed by SoFi in accordance with ASC 280 and is, therefore, only measured and presented herein for total reportable segments. SoFi does not evaluate contribution profit at the consolidated level. Contribution profit is defined as total net revenue for each reportable segment less fair value changes in servicing rights and residual interests classified as debt that are attributable to assumption changes, which impact the contribution profit within the Lending segment, and expenses directly attributable to the corresponding reportable segment.

(5) Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income (loss), adjusted to exclude: (i) corporate borrowing-based interest expense (our Adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense, and finance lease liability interest expense), (ii)income taxes, (iii) depreciation and amortization, (iv) stock-based expense (inclusive of equity-based payments to non-employees), (v) impairment expense (inclusive of asset impairments and abandonments), (vi) transaction-related expenses, (vii) warrant fair value adjustments, and (viii) fair value changes in servicing rights and residual interests classified as debt due to valuation assumptions.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.
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Footnotes

(6) Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment and default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net income (loss) to provide management and financial users with better visibility into the earnings available to finance our operations.

(7) Reflects changes in fair value inputs and assumptions, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net income (loss) to provide management and financial users with better visibility into the earnings available to finance our operations.

(8) Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, which includes interest on our revolving credit facility and, for 2020, the seller note issued in connection with our acquisition of Galileo and other financings assumed in the acquisition, as these expenses are a function of our capital structure. Our adjusted EBITDA measure does not adjust for interest expense on warehouse facilities and securitization debt, which are recorded within interest expense—securitizations and warehouses in the Consolidated Statements of Operations and Comprehensive Income (Loss), as these interest expenses are direct operating expenses driven by loan origination and sales activity. Additionally, our adjusted EBITDA measure does not adjust for interest expense on SoFi Money deposits or interest expense on our finance lease liability in connection with SoFi Stadium, which are recorded within interest expense—other in the Consolidated Statements of Operations and Comprehensive Income (Loss), as these interest expenses are direct operating expenses driven by SoFi Money deposits and finance leases, respectively. During 2020, we had a higher average balance on our revolving credit facility as a result of the Galileo acquisition. The higher interest expense in 2019 relative to 2018 was due to increased borrowings under the revolving credit facility in 2019 and because we had a full year of interest expense in 2019, as we obtained our revolving credit facility in September 2018.

(9) In our determination of the contribution profit (loss) for our Lending, Financial Services and Technology Platform segments, we allocate certain expenses that are directly attributable to the corresponding segment. Directly attributable expenses primarily include sales and marketing, commissions and bonuses, and loan origination and servicing expenses, and vary based on the amount of activity within each segment. Directly attributable expenses also include certain employee salaries and benefits, professional services, occupancy and travel, sales and marketing, tools and subscriptions, and bank service charges expenses. Expenses are attributed to the reportable segments using either direct costs of the segment or labor costs that can be attributed based upon the allocation of employee time for individual products.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.
19

Footnotes

(10) Financial statement line items include amounts in consolidated variable interest entities ("VIEs").

(11) As of December 31, 2020, includes loans measured at fair value of $4,859,068 and loans measured at amortized cost of $20,235. All loans as of December 31, 2019 are measured at fair value.

(12) Other assets includes accounts receivable, net, of $32,374 and $12,145 as of December 31, 2020 and 2019, respectively, with equity method investments of $107,534 and $104,049, respectively, property, equipment and software of $81,489 and $59,553, respectively, operating lease right-of-use assets of $116,858 and $101,446, respectively, and related party notes receivable of $17,923 and $9,174, respectively.

(13) Redemption amounts are $3,210,470 and $2,476,891 as of December 31, 2020 and 2019, respectively.

(14) Includes 5,000,000 non-voting common shares authorized and 1,380,852 non-voting common shares issued and outstanding as of December 31, 2020 and 2019.

(15) Depreciation and amortization expense for 2020 increased compared to 2019 primarily due to: (i) amortization expense on intangible assets acquired during 2020 from Galileo and 8 Limited, (ii) acceleration of core banking infrastructure amortization, as Galileo's infrastructure rendered the existing core banking infrastructure redundant, and (iii) amortization of purchased and internally-developed software.

(16) Impairment expense includes primarily software abandonment during 2019 and fixed asset abandonment during 2018.

(17) During 2020, transaction-related expenses include certain costs, such as financial advisory and professional services costs, associated with our acquisitions of Galileo and 8 Limited.

(18) We issued warrants in connection with certain redeemable preferred stock issuances during 2019, which are accounted for as liabilities and are measured at fair value on a recurring basis. Our adjusted EBITDA measure excludes the non-cash fair value changes in the warrants.

© 2020 Social Finance, Inc. Confidential Information. Do not copy or distribute. Advisory services offered through SoFi Wealth LLC. SoFi Money® is offered through SoFi Securities LLC. SoFi Lending Corp., CFL #6054612. NMLS #1121636.
20